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                                                                    EXHIBIT 3.1a

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)


1. Name of corporation: Whistler Investments, Inc.

2. The articles have been amended as follows: Article III of the Articles of Incorporation of the corporation is deleted in its entirety and the following is substituted therefor:

    " Article III

                  (a) The corporation shall have authority to issue a total of Ninety-Five Million (95,000,000) shares, of which Ninety Million (90,000,000) shares shall be Common Stock, par value $.001 per share (the "Common Stock"), and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock").

                  (b) Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors is authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and rights, preferences and limitations of each series and the variations and relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, the authority to determine the following:

                           (i) the designation of such series;

                           (ii) the number of shares initially constituting such
                  series and any increase or decrease (to a number not less than the number of outstanding shares of such series) of the number of shares constituting such series theretofore fixed;

                           (iii) the rate or rates at which dividends on the
                  shares of such series shall be paid, including, without limitation, any methods or procedures for determining such rate or rates, and the conditions on, and the times of, the payment of such dividends, the preference or relation that such dividends shall bear to the dividends payable on any other class or series of stock of the Corporation, and whether or not such dividends shall be cumulative and, if so, the date or dates from and after which they shall accumulate;

                           (iv) whether or not the shares of such series shall
                  be redeemable, and, if so, the terms and conditions of such redemption, including, without limitation, the date or dates on or after which such shares shall be redeemable and the amount per share that shall be payable on such redemption, which amount may vary under different conditions and at different redemption dates;

                           (v) the rights to which the holders of the shares of
                  such series shall be entitled on the voluntary or involuntary liquidation, dissolution or winding up or on any distribution of the assets, of the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

                           (vi) whether or not the shares of such series shall
                  have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions thereof, including, without limitation, the right of the holders of such shares to vote as a separate class, either alone or with the holders of shares of one or more other series of the Preferred Stock and the right to have more than one vote per share;

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                           (vii) whether or not a sinking fund or a purchase
                  fund shall be provided for the redemption or purchase of the shares of such series and, if so, the terms and conditions thereof;

                           (viii) whether or not the shares of such series shall
                  be convertible into, or changeable for, shares of any other class or series of the same or any other class of stock of the Corporation and, if so, the terms and conditions of conversion or exchange, including, without limitation, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

                           (ix) any other relative rights, preferences and
                  limitations.

          All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

          The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

          Holders of the corporation's Common Stock shall not possess cumulative voting rights at any stockholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special."


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 11,662,595 shares voted in favor of the amendment out of 19,799,683 shares outstanding and entitled to vote.

4. Officer Signature:               /s/ Holly Roseberry 10-27-04
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                                    Holly Roseberry, President and Chief
                                    Executive Officer